EXHIBIT 99.1


               WebLink Wireless, Inc Announces Chapter 11 Filing
               Intent is to convert all high yield debt to equity


Dallas, May 24, 2001 -- WebLink Wireless, Inc (OTC Bulletin Board: WLNK) today announced it has filed a petition for reorganization under Chapter 11 of the federal bankruptcy laws in the U.S. Bankruptcy Court for the Northern District of Texas. The case has been assigned to the court of Judge Steven A. Felsenthal. As previously disclosed, the Company plans to utilize the Chapter 11 process to convert its high yield notes (totaling approximately $470 million in accreted value) into equity. The Company has senior secured debt of approximately $89 million, none of which is anticipated to be converted to equity in any reorganization.

Protection under Chapter 11 should allow the Company to continue to operate its business in the normal course while it restructures its debt. On May 14, 2001 WebLink Wireless announced first quarter operating results, including strong growth in its Wireless Data Division and continued decline in its Traditional Paging Division. Wireless Data revenues were up 50% from the prior quarter and Consolidated EBITDA improved $4.9 million over the prior quarter to $1.1 million. In the first quarter the Company added 123,332 Wireless Data subscribers.

The Company has received a commitment from some of its principal noteholders for the provision of $25 million of debtor in possession financing for operations during the Chapter 11 process with up to another $20 million to be made available to the Company at the discretion of the noteholders upon a successful reorganization and exit from Chapter 11. The Company is also discussing a proposed debtor-in-possession facility with its senior lenders. Availability of funds under either proposal would be subject to the execution of definitive agreements, approval of the bankruptcy court, and continued compliance with financial and other covenants as well as satisfaction of certain other conditions.

The Company has not yet filed a plan of reorganization in its Chapter 11 proceeding. There can be no assurance that the funding necessary to satisfy the Company's cash requirements will become available or that it will be available on


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a timely basis, that the Company will be able to successfully reorganize in
Chapter 11, or that the Company's existing common stock will have any value following the Chapter 11 reorganization.

WebLink Wireless Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout the United States. The Company's nationwide 2-way network is the largest of its kind reaching approximately 90 percent of the U.S. population and, through a strategic partnership, extends into Canada. The Dallas-based company, which serves more than 2 million customers, recorded total revenues of $290 million for the year ended Dec. 31, 2000. For more information, visit the website at www.weblinkwireless.com.

This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify such forward-looking statements. The company wants to caution readers that any forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (those which talk about the company's or management's current expectations as to the future and include, but are not limited to, statements about possible restructuring and future liquidity outlook) in this release or made by the company's management involves risks and uncertainties which may change based on various important factors. Actual results may differ materially from those projected due to many factors including failure to obtain additional funding, increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues, capital and operating needs and other business factors. These forward- looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.


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